Project Baseball Supplemental Analysis TM Capital Corp. August 24, 2009

Summary Valuation

Valuation Ranges

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Note:	Represents the stock price of Baseball of $5.11 as of August 17, 2009.
Represents the closing stock price of Baseball of $6.20 as of August 21, 2009.
Represents the proposed $7.65 cash consideration per share pursuant to the Transaction.
* 2009E EBIT for the comparable companies calculated by subtracting depreciation and amortization for the latest twelve months from 2009 EBITDA estimates.

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